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                                                                    EXHIBIT 23.1

                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors
SonoSite, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-82739, 333-49401 and 333-74833) on Form S-8 of SonoSite, Inc. of our report dated January 29, 2000, relating to the balance sheets of SonoSite, Inc. as of December 31, 1999 and 1998, and the related statements of operations, cash flows and shareholder's equity and comprehensive loss for each of the years in the three-year period ended December 31, 1999 and the related schedule for the year ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of SonoSite, Inc.

KPMG LLP

Seattle, Washington
March 27, 2000